Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

HANOVER GOLD COMPANY, INC.,

as Buyer,

and

ROCK ENERGY PARTNERS L.P.,

as Seller

Dated:  December 21, 2007

i

SCHEDULES

Schedule 2.1(a)                     Assets and Liabilities

Schedule 2.1(b)                     Leases and Working Interests of REP

Schedule 4.1                          Unit Holders of REP

Schedule 4.5                          Material Contracts of REP

ii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (“Agreement”) dated December 21, 2007 (the “Effective Date”) by and among Hanover Gold Company, Inc., a Delaware corporation (“Hanover”), and Rock Energy Partners L.P. (“REP”), a Delaware limited partnership.

R E C I T A L S:

WHEREAS, REP is in the oil and gas exploration, development and drilling business (the “Business”);

WHEREAS, except for the Excluded Assets (as defined below), REP desires to sell and transfer the Assets (as defined below) of REP to Hanover, and Hanover desires to purchase the Assets from REP, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Article I.  Definitions

1.1           Definitions.  For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any 5% stockholder or member of such Person.  For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Agreement and includes all of the schedules annexed hereto.

“Allocation” has the meaning set forth in Section 3.3.

“Assets” has the meaning set forth in Section 2.1, and further described on Schedules 2.1(a) and 2.1(b).

“Assignments” means assignments of all oil and gas leases, drilling contracts and any other assignments, transfers or conveyances required to transfer the Assets of REP to Hanover.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Business” has the meaning set forth in the recitals to this Agreement.

“Closing” means the closing of the purchase and sale of the Assets contemplated by this Agreement.

“Closing Date” means the date of Closing as agreed upon by Hanover and REP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Effective Date” means the date hereof.

“Encumbrance” means any lien, charge, security interest, mortgage, pledge or other encumbrance of any nature whatsoever.

“Excluded Assets” There are no excluded assets under the terms of this Agreement.

“Excluded Liabilities” means any liabilities and obligations of REP not assumed by  Hanover under the Agreement.

“Financial Statements”  means the audited and unaudited financial statements of REP and Hanover, as the case may be, including balance sheets, statements of operations, statements of stockholders’ equity, statements of cash flow and footnotes, all in the form required by generally accepted accounting principles (“GAAP”).

“Hanover Common Stock” is the common stock of Hanover and has the meaning set forth in Section 3.1.

“Losses” means any and all out-of-pocket damages, costs, liabilities, losses (including consequential losses), judgments, penalties, fines, expenses or other costs, including reasonable attorney’s fees.

“Material Adverse Effect” means a material adverse effect on either (i) the assets, operations, personnel, condition (financial or otherwise) or prospects of  REP, taken as a whole, or (ii) any of REP’s or Hanover’s (as applicable) ability to consummate the transactions contemplated hereby.

“Person” means any individual, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity (or any department, agency or political subdivision thereof) or any other type of legal entity.

 “Purchase Price” has the meaning set forth in Section 3.1.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, franchise, employee’s income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Article II.  Purchase and Sale

2.1           Purchase and Sale.  Subject to Section 2.2, REP agrees to sell, transfer, assign, convey and deliver to Hanover, and Hanover agrees to purchase from REP all of the Assets of REP of whatever kind and nature, whether real or personal, except the Excluded Assets.  All such Assets, excluding oil and gas interests and working interests, are set forth and described on Schedule 2.1(a) attached hereto and incorporated by this reference and all oil and gas leases and the SMP working interest are attached hereto as Schedule 2.1(b) (collectively, the “Assets”), free and clear of all Encumbrances.  The Assets include, but are not limited to, an aggregate of 100% oil and gas leases covering REP’s interests in its Garwood Project in Colorado County, Texas, its Ala Blanca Project in Starr County, Texas and its 3.326% interest and options to purchase an additional 16.674% aggregate working interests in certain Santa Barbara County, California oil and gas leases held by Santa Maria Pacific, LLC (“SMP’).  Subsequent to the Closing and the issuance of the shares in accordance with this Asset Purchase Agreement, the parties agree that the newly composed Board of Directors of Hanover shall, in a timely manner, propose and recommend to the shareholders of Hanover a reverse stock split no greater than one for eight (1 for 8) which stock split will result in a reduction of the total issued and outstanding shares of the company and in further consideration for said Asset sale, Rocky V. Emery, in his individual capacity and as Chief Executive Officer of 4 R Oil and Gas, does hereby agree to vote his shares of Hanover and any additional shares he may control as an Officer or Director of any entity in favor of the above-referenced stock split.

/s/ Rocky V. Emery
Rocky V. Emery, individually

ROCK ENERGY PARTNERS L.P.

By:	/s/ Rocky V. Emery
Rocky V. Emery, Chief Executive Officer
Of 4 R Oil and Gas, the General Partner of
Rock Energy Partners L.P.

2.2           Excluded Assets.  REP is selling and Hanover is purchasing or assuming all of the Assets of REP, and  Hanover will have all right, title, and interest with respect to all the Assets.

2.3           Assumed Liabilities.  Hanover will assume all liabilities of REP, known  contingent or matured as set forth in Schedule 2.3.

Article III.  Purchase Price

3.1           Purchase Price.  In consideration of the sale and transfer of the Assets and the assumption of Liabilities as set forth in Schedule 2.3, on the Closing Date, Hanover shall issue to REP an aggregate of 434,998,793 shares of newly-issued, restricted common stock, $.0001 par value, of Hanover (“Hanover Common Stock”).  Hanover shall also issue to each of Weston Capital Quest Corporation, or its assigns, and Source Capital Group, or its assigns, consulting fees of 14,986,068 shares of Hanover Common Stock.

3.2           Closing.  The Closing shall take place on the Closing Date at the offices of Hanover, or at such other place or at such other time as Hanover and REP shall agree.  The parties agree that in the event they do not meet physically to close this transaction that faxed, scanned and couriered executed documents shall be acceptable to close this transaction.  On the Closing Date, and before the stock issuances set forth in Section 3.1 above, Hanover shall have 35,029,071 shares of its common stock outstanding.

3.3           Allocation of Purchase Price.  The Purchase Price shall be allocated among the Assets in the manner set forth in Schedule 3.3 in accordance with Section 1060 of the Code (the “Allocation”).  Hanover and REP agree that the Allocation shall be used by them for all purposes including Tax, reimbursement and other purposes.  Hanover and REP agree that they will report the transaction completed pursuant to this Agreement in accordance with the Allocation, including reporting on IRS Form 8594, and that no such party will take a position inconsistent with the Allocation.

3.4           Further Assurances.  From time to time after the Closing, the parties agree to cooperate and to execute and deliver such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by one or more of the other parties or its counsel in order to vest in Hanover all right, title and interest of REP in and to the Assets and otherwise in order to carry out the purpose and intent of this Agreement.

3.5           Restrictions on Sale of Hanover Common Stock.  The following shareholders of Hanover will execute lock up agreements covering all of their Hanover Common Stock. The lock up will prohibit the holders from selling any of their shares of Hanover Common Stock for three months following the Closing Date.  Thereafter, sales shall  be limited to 5%, 10%, and 20% of the holder’ shares for each of the  three succeeding three month periods, respectively.  Thereafter, there shall be no further restrictions on resales.

Terrence J. Dunne	President, Chief Financial Officer and Director
Paul E. Fredericks	Vice President and Director
Daniel McKinney	Secretary and Director
Hobart Teneff	Director

Article IV.  Representations and Warranties of REP

As a material inducement to Hanover to enter into this Agreement and to consummate the transactions contemplated hereby, REP represents and warrants to Hanover as follows:

4.1           Organization, Qualification and Authority.  REP is a limited partnership duly organized and validly existing under the laws of the State of Delaware, and is in good standing and duly qualified to do business as a limited partnership in all jurisdictions where the operation of its respective business or the ownership of its respective properties make such qualification necessary.  REP has full power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated, and to carry on its business as now being conducted.  REP owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any Person.  There are approximately 200 limited partnership interest holders of REP as of the date hereof.  4 R Oil and Gas, LLC is the general partner of REP.  REP has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by REP, have been duly authorized by all necessary action on the part of REP.  No other action, consent or approval on the part of REP or any other Person or entity is necessary to authorize REP’s due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith.  This Agreement and all other agreements and documents executed in connection herewith by REP, upon due execution and delivery thereof, shall constitute the valid and binding obligations of REP, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

4.2           No Violations.  The execution and delivery of this Agreement and the performance by REP of its obligations hereunder, to the best knowledge of REP (i) do not and will not conflict with or violate any provision of REP’s limited partnership agreement, or similar organizational documents of REP, and (ii) do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Encumbrance upon the capital stock or assets of REP pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any contract, judgment or decree to which REP is subject or by which any of its assets are bound.

4.3           Real Property.  REP does not own real property.  All mineral leases and working interest agreements of REP are included in Schedule 2.1(b).

4.4           Personal Property.  REP has good and marketable title to the Assets free and clear of all Encumbrances.

4.5           Contracts.  Schedule 4.5 contains a list of all of REP’s material contracts excluding oil and gas leases and working interest agreements.

4.6           Litigation.  REP has not received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to environmental protection, civil rights, public health and safety and occupational health).  There are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to REP’s knowledge, threatened involving REP or any of the Assets or the Business, and no reasonable basis exists for the bringing of any such claim.

4.7           Broker’s or Finder’s Fee.  REP has not employed nor is it liable for the payment of any fee to, any finder, broker, consultant or similar person in connection with the transactions contemplated under this Agreement, except as set forth in Section 9.13, below.

4.8           Insurance.  REP has in effect and have continuously maintained insurance coverage for all of its operations, personnel and assets, and for the Assets and the Business.  REP is not in default or breach with respect to any provision contained in any such insurance policies, nor has REP failed to give any notice or to present any claim thereunder in due and timely fashion.

4.9           Tax Returns; Taxes.  REP has filed or will timely file all federal, state and local Tax Returns and Tax reports required by such authorities to be filed through December 31, 2006.  REP has paid all Taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due by any federal, state or local authority through the Closing Date.  There is no pending Tax examination or audit of, nor any action, suit, investigation or claim asserted or, to REP’s knowledge, threatened against REP by any federal, state or local authority; and REP has not been granted any extension of the limitation period applicable to any Tax claims.  All Taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due by any federal, state or local authority prior to or after the Closing Date by REP shall be the responsibility of REP and shall be paid by REP.

4.10         Affiliate Interests.  REP is not a party to any transaction with any Person or Affiliate that establishes any right or interest in any of the Assets.

4.11         No Omissions or Misstatements.  None of the information included in this Agreement and schedules hereto, or other documents furnished or to be furnished by REP, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made.  Copies of all documents referred to in any schedule hereto have been delivered or made available to Hanover and constitute true, correct and complete copies thereof and include all amendments, schedules, appendices, supplements or modifications thereto or waivers thereunder.

4.12         Financial Statements.  REP has provided its audited financial statements for the years ended December 31, 2005 and 2006 and its unaudited statements for the nine months ended September 30, 2006 and 2007 (“REP Financial Statements”) as a part of the Hanover Form 8-K (“Form 8-K”) to be filed with the SEC within four days from the Closing Date.  The Form 8-K is incorporated herein by this reference. The REP Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by REP throughout the periods indicated, and fairly present the financial position of REP as of the date of the balance sheets included in the REP Financial Statements and the results of operations for the periods indicated.  There are no material omissions or non-disclosures in the REP Financial Statements.

4.13         Absence of Changes.  Since September 30, 2007, there has not been any change in the financial condition or operations of REP, except for changes in the ordinary course of business, which changes have not in the aggregate has a Material Adverse Effect upon the Business or operations of REP.

4.14         Absence of Undisclosed Liabilities.  As of the date hereof and the Closing Date, each of REP did not and will not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in its September 30, 2007 financial statements.

4.15         Trade Names and Rights.  REP holds all necessary trademarks, service marks, trade names, copyrights, patents and proprietary information and other rights necessary or material to its business as now conducted or proposed to be conducted.

4.16         Compliance with Laws.  REP has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations affecting its properties and the operation of its business where the failure to comply or any violation would have a Material Adverse Effect on it.

4.17         Authority.  REP has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of REP and is enforceable in accordance with its terms and conditions.  REP has obtained or will obtain the approval of this Agreement by its limited partnership interest holders prior to Closing.

4.18         Full Disclosure.  None of the representations and warranties made by REP herein or in any exhibit, certificate, schedule or memorandum furnished or to be furnished by REP, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

Article V.  Representations and Warranties of Hanover

                Hanover represents and warrants to REP that:

5.1           Organization. Hanover is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all necessary corporate powers to carry on its business, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

                5.2           Capital. The authorized capital stock of Hanover currently consists of 500,000,000 shares of $.0001 par value common stock, of which 35,029,071 shares of common stock are issued and outstanding, and 10,000,000 shares of $.001 par value preferred stock, none of which are outstanding.  There shall be 35,029,071shares of common stock outstanding on the Closing Date.  All of Hanover’s outstanding securities are duly and validly issued, fully paid and non-assessable. There are no outstanding subscriptions, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating Hanover to issue any additional shares of its capital stock of any class.  There is outstanding 150,000 options at an exercise price of $0.125 which expire on June 1, 2009.

                5.3           Subsidiaries. Hanover does not have any subsidiaries or own any interest in any other enterprise.

                5.4           Directors and Officers. The officers and directors of Hanover are as follows:

Terrence J. Dunne	President, Chief Financial Officer and Director
Paul E. Fredericks	Vice President and Director
Daniel McKinney	Secretary and Director
Hobart Teneff	Director

                5.5           Financial Statements. Hanover has filed a Form 10-KSB for the years ended December 31, 2005 and 2006 and the a Form 10-QSB for the nine months ended September 30, 2006 and 2007 (the financial statements contained therein are referred to as the “Hanover Financial Statements”).  The Hanover Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Hanover throughout the periods indicated, and fairly present the financial position of Hanover as of the date of the balance sheets included in the Hanover Financial Statements and the results of operations for the periods indicated.  There are no material omissions or non-disclosures in the Hanover Financial Statements.

                5.6           Absence of Changes. Since September 30, 2007, there has not been any material change in the financial condition or operations of Hanover, except as contemplated by this Agreement.

                5.7           Absence of Undisclosed Liabilities. As of September 30, 2007, Hanover did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the Hanover Financial Statements.

                5.8           Tax Returns. Within the times and in the manner prescribed by law, Hanover has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable.

                5.9           Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, REP, its legal counsel and accountants shall have the opportunity to meet with Hanover’s accountants and attorneys to discuss the financial condition of Hanover.  Hanover shall make available to REP all books and records of Hanover.

                5.10         Intellectual Property Rights. Hanover does not have any patents, trademarks, service marks, trade names, copyrights or other intellectual property rights.

                5.11         Compliance with Laws. Hanover has complied with, and is not in violation of, applicable federal, state or local statutes, laws or regulations including federal and state securities laws.

                5.12         Litigation. Hanover is not a defendant in any suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of Hanover, threatened against or affecting Hanover or its business, assets or financial condition.  Hanover is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it.  Hanover is not engaged in any material litigation to recover monies due to it.

                5.13         Authority. The Board of Directors of Hanover has authorized the execution of this Agreement and the transactions contemplated herein, and Hanover has full power and authority to execute, deliver and perform this Agreement, and this Agreement is the legal, valid and binding obligation of Hanover, and is enforceable in accordance with its terms and conditions.

                5.14         Ability to Carry Out Obligations. The execution and delivery of this Agreement by Hanover and the performance by Hanover of its obligations hereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw or other agreement or instrument to which Hanover is a party, or by which it may be bound, nor will any consents or authorization of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Hanover, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Hanover.

                5.15         Full Disclosure. None of the representations and warranties made by Hanover herein, or in any exhibit, certificate or memorandum furnished or to be furnished by Hanover or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

                5.16         Assets.  On the Closing Date, Hanover shall have approximately $600,000 cash and no other assets or liabilities.

                5.17         Material Contracts.  Hanover has no material contracts.

                5.18         Trading Status.  Hanover’s common stock is listed for quotation on the Electronic Bulletin Board.

Article VI.  Conditions to Closing

                6.1           Conditions to Closing.  The following conditions must be satisfied by REP prior to Closing:

                (a)           REP shall provide full and complete audited financial statements pursuant to GAAP for the calendar years ended December 31, 2005 and 2006 and unaudited financial statements for the nine month periods ended September 30, 2006 and 2007.

                (b)           The Agreement shall have been approved by the limited partner interest holders of REP and by the Board of Directors of Hanover.

6.2           Closing Date.  The Closing Date shall be on or before December 27, 2007.

Article VII.  Indemnification

7.1           Indemnification.

(a)           By REP.  REP shall indemnify and hold harmless Hanover, and its officers, directors, shareholders, employees, Affiliates and agents, at all times from and after the Closing Date, against and in respect of Losses arising from: (i) any breach of any of the representations or warranties made by REP in this Agreement (without regard to any materiality qualification contained in any such representation or warranty); (ii) any breach of the covenants and agreements made by REP in this Agreement or any exhibit hereto delivered by REP in connection with the Closing; (iii) any Excluded Liabilities; (iv) any Excluded Assets; and (v) any failure to comply with bulk sales laws or similar laws.

(b)           By Hanover.  Hanover shall indemnify and hold harmless REP and its interest holders, Affiliates and agents at all times from and after the Closing Date against and in respect of Losses arising from or relating to: (i) any breach of any of the representations or warranties made by Hanover in this Agreement (without regard to any materiality qualification contained in any such representation or warranty); (ii) any breach of the covenants and agreements made by Hanover in this Agreement or any exhibit hereto delivered by Hanover in connection with the Closing; and (iii) the ownership of the Assets and operation of the Business after the Closing Date.

(c)           Limitation.  Notwithstanding anything else contained herein to the contrary, any claim for indemnification by a party under this Agreement must be made within the applicable statute of limitations period following the Closing Date.

Article VIII.  Covenants Surviving the Closing

                The following covenant will survive the Closing:

8.1           Officers and Directors.  On the Closing Date, the four directors of Hanover shall elect four additional directors selected by REP to Hanover’s Board of Directors.

Article IX.  Miscellaneous

9.1           Publicity.  No press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without the written approval of REP and Hanover.

9.2           Entire Agreement.  This Agreement and the schedules delivered in connection herewith constitute the entire agreement of the parties with respect to the subject matter hereof, and supercedes all other agreements between the parties.  The representations, warranties, covenants and agreements set forth in this Agreement and in the schedules delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied, and except as specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

9.3           Notices.  Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (i) hand delivered, (ii) sent by a nationally recognized overnight courier for next business day delivery or (iii) sent by telephone facsimile transmission (with prompt oral confirmation of receipt) as follows:

If to Hanover:

Hanover Gold Company, Inc.
601 West Main Ave., Suite 1017
Spokane, WA 99201
Attention: Terrence J. Dunne, President

If to REP:

Rock Energy Partners L.P.
10375 Richmond
Houston, TX 77042
Attention:	Rocky V. Emery, President of 4 R Oil and Gas, LLC,
the General Partner of REP

or at such other address as any party may specify by notice given to the other party in accordance with this Section 9.3.  The date of giving of any such notice shall be the date of hand delivery, the business day sent by telephone facsimile, and the day after delivery to the overnight courier service.

9.4           Non-Assignable Assets.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer, sublease or assign any Contract if any such attempted transfer, sublease or assignment without the consent of any third party would constitute a breach thereof or would in any way materially and adversely affect the rights of Hanover or the obligations of REP thereunder following the Closing.  REP shall use commercially reasonable efforts to obtain the consent of any third party or parties to such transfer, sublease or assignment in all cases in which such consent is required.  If any such consent is not obtained, or if an attempted assignment would be ineffective or would materially and adversely affect the rights of Hanover thereunder, REP, to the extent practicable, shall perform such agreement for the account of Hanover to the extent permitted under the terms thereof or otherwise cooperate with Hanover, at REP’s expense, in any reasonable arrangement necessary or desirable to provide for Hanover or its designees the benefits of any such agreement for a reasonable period of time following the Closing, including without limitation attempting to continue to obtain the consent of the applicable third party enforcement for the benefit of Hanover of any and all rights of REP against the other party thereto arising out of the breach, termination or cancellation of such agreement by such other party or otherwise.

9.5           Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

9.6           Survival.  The representations, warranties and covenants contained in Articles IV, V and VIII of this Agreement shall survive the Closing.

9.7           Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

9.8           Governing Law; Severability.  This Agreement shall be governed by, and construed in accordance with the internal Laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof.  The parties hereby irrevocably (a) submit themselves to the non-exclusive jurisdiction of the Delaware state and federal courts and (b) waive the right and hereby agree not to assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in any such court, any claim that it, he or she is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper.  Each party irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 9.3.  Each party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of such party in the negotiation, administration, performance and enforcement hereof.

9.9           Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, administrators, successors and permitted assigns.  Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party.

9.10         Negotiated Agreement.  The parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

9.11         Expenses; Taxes.  Each of Hanover and REP shall bear all of their own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.  Any sales, transfer or similar taxes owing from the transfer of Assets shall be paid by REP.

9.12         Headings.  The headings contained in this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

9.13         Consulting Fees.  The parties acknowledge that Weston Capital Quest Corporation (“WCQ”) and Source Capital Group (“SCG”) are each entitled to consulting fees of 14,986,068 shares of Hanover common stock each. WCQ is also entitled to a cash fee pursuant to its agreement with REP in the amount of $625,000. Such agreements are attached as exhibits to the Form 8-K incorporated herein by this reference.

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first set forth above.

HANOVER GOLD COMPANY, INC.

By:	/s/ Terrence J. Dunne
Terrence J. Dunne, President

ROCK ENERGY PARTNERS L.P.

By:	/s/ Rocky V. Emery
Rocky V. Emery, Chief Executive Officer of 4 R Oil and Gas, the General Partner of Rock Energy Partners L.P.

Schedule 2.1(a)

Assets and Liabilities

Attached

Schedule 2.1(b)

Leases and Working Interests of REP

Attached

Schedule 4.1

Unit Holders of REP

Attached

Schedule 4.5

Material Contracts of REP

Attached

A.                                   Letter dated December 11, 2007 from Source Capital Group, Inc. to Mr. Rocky V. Emery

B.                                     Letter dated December 17, 2007 from Weston Capital Quest Corporation to Rocky Emery

C.                                     Agreement for Consulting Services dated November 2007

D.                                    Non-Disclosure and Non-Circumvention Agreement dated November 14, 2007

E.                                      Base Agreement dated December 1, 2007

F.                                      Purchase Option Agreement dated December 14, 2007

G.                                     Development/Earn In Agreement dated December 14, 2007

H.                                    Release Agreement dated December 14, 2007

I.                                         Assignment and Bill of Sale (Initial Orcutt OPL Interest)

J.                                        Assignment and Bill of Sale (Second Orcutt OPL Interest) dated December 1, 2007

K.                                    Assignment and Bill of Sale (Initial Orcutt GTL Interest) dated December 1, 2007

L.                                      Assignment and Bill of Sale (Second Orcutt GTL Interest) dated December 1, 2007

M.                                 Assignment and Bill of Sale (Initial Orcutt PEL Interest) dated December 1, 2007

N.                                    Assignment and Bill of Sale (Second Orcutt PEL Interest) dated December 1, 2007

O.                                    Substitution of Trustee and Deed of Partial Reconveyance — Gitte Ten LLC as Trustee

P.                                      Substitution of Trustee and Deed of Partial Reconveyance — Orcutt Properties LLC as Trustee

Q.                                    Substitution of Trustee and Deed of Partial Reconveyance — Phoenix Energy LLC as Trustee